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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              ----------------

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                             RACOM SYSTEMS, INC.
                     ----------------------------------
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $.01 PER SHARE
                   --------------------------------------
                       (Title of Class of Securities)

                                   75008510
                     ----------------------------------
                              (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 75008510                    13G                 Page  2  of  4  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Intag International Limited
     Level 5
     52 Phillip Street
     Sydney, NSW 2000 Australia
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     Australia
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       5,422,532
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    5,422,532
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     5,422,532
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     N/A
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(11) Percent of Class Represented by Amount in Row (9)
     41.01%
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(12) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  4  Pages
                                                               ---    ---

ITEM 1(a).  NAME OF ISSUER
     Racom Systems, Inc.
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     6080 Greenwood Plaza Boulevard
     Greenwood Village, CO 80111
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ITEM 2(a).  NAME OF PERSON(S) FILING
     Intag International Limited
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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
     Level 5
     52 Phillip Street
     Sydney, NSW 2000 Australia
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ITEM 2(c).  CITIZENSHIP
     Australia
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES
     Common Stock, Par Value $.01 per share
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ITEM 2(e).  CUSIP NUMBER
     75008510
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b),
  CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                          Page  4  of  4  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        5,422,532
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        41.01%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              5,422,532
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              5,422,532
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     N/A
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If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
     N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
     N/A
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     N/A
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
     N/A
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       INTAG INTERNATIONAL LIMITED
                                       By: /s/ Jaspal Rekhraj
                                       ----------------------------------------
                                           Jaspal Rekhraj
                                           Company Secretary

(Date): January 27, 1998